Exhibit 99.1

FOR IMMEDIATE RELEASE

MEDIA GENERAL, INC. ANNOUNCES EXPIRATION OF EXCHANGE OFFER
FOR LIN TELEVISION CORPORATION’S 5.875% SENIOR NOTES DUE 2022

Richmond, VA, December 18, 2015 – Media General, Inc., (NYSE: MEG; www.mediageneral.com) (“Media General”) announced today the expiration of the offer to exchange (the “Exchange Offer”) by LIN Television Corporation (the “Company”), a wholly owned subsidiary of Media General, Inc., up to $400,000,000 aggregate principal amount of its outstanding 5.875% Senior Notes due 2022 (the “Original Notes”) for up to $400,000,000 aggregate principal amount of its new 5.875% Senior Notes due 2022 (the “Exchange Notes” and, together with the Original Notes, the “Notes”) that have been registered under the Securities Act of 1933, as amended.

The Exchange Offer expired at 11:59 p.m., New York City time on December 17, 2015. As of that time, $399,900,000 in principal amount of the Original Notes had been tendered in the Exchange Offer.

This press release is for informational purposes only and does not constitute an offer to sell or the solicitation of an offer to buy securities. The Exchange Offer was made only pursuant to a prospectus and the related letter of transmittal and only to such persons and in such jurisdictions as is permitted under applicable law.

About Media General

Media General is one of the nation's largest local media companies that operates or services 71 television stations in 48 markets, along with the industry's leading digital media business. Our robust portfolio of broadcast, digital and mobile products informs and engages 23% of U.S. TV households and 90% of the total U.S. Internet audience.

Media General has one of the industry's largest and most diverse digital media businesses that includes One Mobile, Federated Media, HYFN and Dedicated Media, all under the LIN Digital banner. With unmatched local-to-national reach and integrated marketing solutions, Media General is a one-stop-shop for agencies and brands that want to effectively and efficiently reach their target audiences across all screens.

Media General trades on the NYSE under the symbol “MEG.”

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements. You can generally identify forward-looking statements by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “explore,” “evaluate,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. These forward-looking statements are only predictions and are based on management’s estimates, assumptions and projections and involve known and unknown risks and uncertainties, many of which are beyond Media General's control.

No assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur. Media General assumes no duty to update or revise forward-looking statements, whether as a result of new information, future events or otherwise, as of any future date.

Contact:

Courtney Guertin
Director, Marketing & Communications 401-457-9501 cguertin@mediageneral.com